FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Qorvis Communications Scott Warner (703) 744-7824	Qorvis Communications Karen Vahouny (703) 744-7809

WORLD AIR HOLDINGS DELAYS FORM 8-K FILING ON NORTH AMERICAN AIRLINES’ FINANCIAL RESULTS

PEACHTREE CITY, Ga. (July 13, 2005) – World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways, Inc. and North American Airlines, Inc., today announced that it is delaying the filing of the SEC Form 8-K in connection with the acquisition of North American Airlines, Inc. because of additional work required to complete the re-audit of its financial statements.

“As we discussed on our last investor conference call, we are transitioning North American from private company to public company accounting,” said Gilberto Duarte, chief financial officer of World Air Holdings. “We said that we would re-audit North American’s 2004 results to ensure their compliance with GAAP and SEC regulations, as well as consistency with World Air Holdings’ accounting policies.”

“World Air Holdings remains committed to achieving the highest standards of integrity in our accounting practices, and we believe it is prudent to take the additional time to produce an accurate report. Our financial and independent audit team is committed to completing the audit process and filing the Form 8-K as soon as possible.”

Duarte added, “The acquisition of North American Airlines represents a perfect complement to World Airways and supports our growth goals. We remain optimistic about the strategic, operational and financial benefits of the acquisition.”

The Form 8-K, which World Air Holdings expects to be filed within the near future, will include audited results for North American Airlines for 2004, as well as the unaudited results for the first quarter of 2005. In addition, certain pro forma financial information will be presented.

About World Airways

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body MD-11 and DC-10 aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

About North American Airlines

North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on “niche” markets, where high product quality and excellent passenger service provide value to its customers. Founded in 1989, North American has 600 employees and operates a fleet of eight 767 and 757 passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

###